Exhibit 99.1

FOR IMMEDIATE RELEASE

Subject:	Nitches, Inc. announces fiscal 2005 results and current order backlog including Designer Intimates

Contact:	Steve Wyandt
Web: http:// www.nitches.com
E-mail: ir@nitches.com
Phone: (858) 625-2633 (Option # 1: Corporate)

SAN DIEGO, California, December 16, 2005 – Nitches, Inc. (NASDAQ-NICH) announced today results for its fiscal year ended August 31, 2005.  Net sales were $26.3 million versus $32.2 million for fiscal year 2004.  The sales decrease came as the result of a decrease in unit sales in the Company’s men’s wear line offset partially by an increase in unit sales of the Company’s sleepwear.  The Company reported a net loss for the year of $1.2 million or $1.03 per share, compared to net income of $557,000 or $.48 per share in fiscal 2004.

                    Net income for fiscal 2005 includes a loss of $64,000 on the Company’s 28% interest in Designer Intimates, Inc. versus a gain for fiscal 2004 of $14,000.  Any gain or loss reported is non-cash and does not have a tax effect for the Company.  For fiscal 2005, Designer Intimates had a net loss of $228,000 on sales of $45.7 million.  On October 24, 2005, the Company acquired the remaining 72% of Designer Intimates that it did not already own in an all-stock transaction.

                    As of November 30, 2005, the company had on-hand unfilled customer orders of $12.6 million for Nitches and $10.6 million for Designer Intimates, for total company backlog of $23.2 million, with such orders generally scheduled for delivery by May 2006.  The amounts reflected in backlog include both confirmed orders and unconfirmed orders that the Company believes, based on industry practice and direct experience, will be confirmed.  While cancellations, rejections and returns have generally not been material in the past, due to current U.S. economic environment, the potential for order cancellations and rejections has increased and the ability of the Company to obtain future sales has been impaired.  Because of the Company’s reliance upon a few major accounts, any adverse economic impact on one or more of these customers could lead to the cancellation of existing orders and/or an inability to secure future orders, which would have a material adverse financial effect on the Company.

                    Designer Intimates owns or licenses brands targeted to all levels of distribution and offers a complete innerwear product line for women, men, and children.  Brands sold by Designer Intimates include:

•	Argentovivo®, the ultimate in Italian luxury and sensuality.
•	Derek Rose®, combining the finest English tailoring with the best cottons and cashmere.
•	Princesse tam tam®, which epitomizes the sophisticated fun of the finest French lingerie.
•	Crabtree & Evelyn®, catering to the classic American woman with refined tastes.
•	The Anne Lewin® Collection, focused on detailed, feminine styling for the modern woman.
•	The Bill Blass® Lifestyle Collection that incorporates updated lounge and active wear styles and fabrics for today’s lifestyle.

10280 Camino Santa Fe     •     San Diego, California 92121     •     www.nitches.com     •     Fax: 858.625.0746

•	The Dockers® Collection, providing popular styles and fabrics consistent with the Dockers image.
•	The Claire Murray® Collection featuring classic styling with beautiful botanical and nautical prints.
•	The Vassarette® Collection of sexy and fun sleepwear styles for all women.

                    Products bearing these brands are sold to better department stores, specialty boutiques, moderate department stores, and national and regional discount department stores and chains.  Designer Intimates also develops and manufactures private label products for Victoria’s Secret, Disney, and many other leading retailers and catalogues.

                    Nitches, Inc. designs and markets quality apparel for niche markets, including sleepwear and loungewear by Body Drama®, men’s casual lifestyle clothing by Newport Blue®, men’s golf apparel by The Skins Game®, and ladies western wear by Adobe Rose® and Southwest Canyon®.  The Company is headquartered in San Diego, California with offices in Los Angeles, New York City, and Hong Kong.  The Company’s shares are traded on the Nasdaq Capital Market under the symbol NICH.  Visit our web site at http://www.nitches.com.

                    Business conditions in the apparel sector continue to be characterized by limited consumer demand and persistent discounting of merchandise by retailers.  High oil prices, rising interest rates and the continuing conflict in Iraq contribute to a cloud of uncertainty dampening the overall economy.  The propensity of consumers to seek “on sale” merchandise has sustained the use of significant discounting by most retailers to stimulate sales; in general, retailers have to sell more units in order to achieve sales equal to last year.  The Company does not expect significant improvement in business conditions in the apparel sector for the upcoming fiscal year.  In view of the market uncertainties and economic pressures facing the Company, management remains conservative in its approach to market opportunities.

                    Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results.  Those risks include a softening of retailer or consumer acceptance of the Company’s products, pricing pressures and other competitive factors, or the unanticipated loss of a major customer.  These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

	Three Months Ended August 31,		Fiscal Year Ended August 31,

	2005	2004	2005	2004

Net sales	$6,059,000	$6,676,000	$26,320,000	$32,179,000
Net income (loss)	(477,000)	(299,000)	(1,201,000)	557,000
Earnings per share	$(0.41)	$(0.25)	$(1.03)	$0.48
Shares outstanding	1,171,169	1,171,169	1,171,169	1,171,169

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10280 Camino Santa Fe     •     San Diego, California 92121     •     www.nitches.com     •     Fax: 858.625.0746